Exhibit 1.1


                     CLAYMORE SECURITIES DEFINED PORTFOLIOS,
                                   SERIES 467

                    DELTA GLOBAL SHIPPING PORTFOLIO, SERIES 6

          CAMLIN MERGER & ACQUISITION BANK & THRIFT PORTFOLIO, SERIES 2


                            REFERENCE TRUST AGREEMENT


   This Reference Trust Agreement dated as of February 20, 2008, between Claymore Securities, Inc., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Series Formed on or Subsequent to December 18, 2001" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

   In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                     PART I.

                     STANDARD TERMS AND CONDITIONS OF TRUST

   Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in this instrument.

                                    PART II.

                      SPECIAL TERMS AND CONDITIONS OF TRUST

   The following special terms and conditions are hereby agreed to:

   (1) The securities listed in the Schedule hereto have been deposited in the Trust(s) under this Reference Trust Agreement as indicated on the attached Schedule A.

   (2) For the purposes of the definition of the term "Unit" in Article I, it is hereby specified that the fractional undivided interest in and ownership of a Trust is the amount described in Amendment No. 2 to the Trust's Registration Statement (Registration No. 333-148584) as filed with the Securities and Exchange Commission today. The fractional undivided interest may (a) increase by the number of any additional Units issued pursuant to Section 2.03, (b) increase or decrease in connection with an adjustment to the number of Units pursuant to
Section 2.03, or (c) decrease by the number of Units redeemed pursuant to
Section 5.02.

   (3) The term "Deferred Sales Charge" shall mean the "deferred sales fee" as described in the Prospectus.

   (4) The terms "Income Account Record Date" and "Capital Account Record Date" shall mean the dates set forth under "Essential Information--Record Dates" in the Prospectus.

   (5) The terms "Income Account Distribution Date" and "Capital Account Distribution Date" shall mean the dates set forth under "Essential Information--Distribution Dates" in the Prospectus.

   (6) The term "Initial Date of Deposit" shall mean the date of this Reference Trust Agreement as set forth above.

   (7) The definition of "Supplemental Indenture" is hereby deleted in its entirety.

   (8) The definition of "Addendum to the Reference Trust Agreement" is hereby deleted in its entirety.

   (9) The term "Additional Securities" shall mean such Securities which have been deposited pursuant to Section 2.05 to effect an increase over the number of Units initially specified in the Reference Trust Agreement.

   (10) The number of Units of the Trust(s) referred to in Section 2.03 shall be equal to the "Number of Units" in the Statement(s) of Financial Condition in the Prospectus.

   (11) The first paragraph of Section 5.01 is hereby amended and restated to read as follows:

   Section 5.01. Trust Evaluation. As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: Add (i) all moneys on deposit in a Trust (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Interest and Principal Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.03 and 3.04 hereof and (2) moneys credited to the Reserve Account pursuant to Section 3.05 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities and Reinvestment Securities) on deposit in such Trust as is determined by the Evaluator (such evaluations shall take into account and itemize separately (i) the cash on hand in the Trust or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity, (ii) the value of each issue of the Securities in the Trust on the bid side of the market as determined by the Evaluator pursuant to Section 4.01, and
(iii) interest accrued thereon not subject to collection and distribution). For each such Evaluation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or governmental charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii) amounts representing estimated accrued fees of the Trust and expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Supervisor, the Depositor and bond counsel, in each case as reported by the Trustee to the Evaluator on or prior to the date of evaluation, (iii) any moneys identified by the Trustee, as of the date of the Evaluation, as held for distribution to Unitholders of record as of a Record Date or for payment of the Redemption Value of Units tendered prior to such date and (iv) unpaid organization costs in the estimated amount per Unit set forth in the Prospectus. The resulting figure is herein called a "Trust Fund Evaluation." The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the "Unit Value."

   (12) Article III is hereby amended by adding the following section:

   Section 3.23. Bookkeeping and Administrative Expenses. If so provided in the Prospectus, as compensation for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940 to the extent such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee or the Depositor for providing supervisory services, the Depositor shall receive at the times specified in Section 3.05, against a statement or statements therefor submitted to the Trustee an aggregate annual fee in an amount which shall not exceed that amount set forth in the Prospectus, calculated as specified in Section 3.05, but in no event shall such compensation, when combined with all compensation received from other series of the Trust or other unit investment trusts sponsored by the Depositor or its affiliates for providing such bookkeeping and administrative services in any calendar year exceed the aggregate cost to the Depositor for providing such services to such unit investment trusts. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, during the period from the Trust Agreement to the date of any such increase, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index as described under Section 3.18. The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase. Such compensations shall be paid by the Trustee, upon receipt of invoice therefor from the Depositor, upon which, as to the cost incurred by the Depositor of providing services hereunder the Trustee may rely, and shall be charged against the Income and Capital Accounts as specified in Section 3.05. The Trustee shall have no liability to any Unitholder or other person for any payment made in good faith pursuant to this Section.

   If the cash balance in the Income and Capital Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.23, the Trustee shall have the power to sell (1) Securities from the current list of Securities designated to be sold pursuant to Section 5.02 hereof, or (2) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.23. Any moneys payable to the Depositor pursuant to this Section 3.23 shall be secured by a prior lien on the Trust except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04.

   Any moneys payable to the Depositor pursuant to this Section 3.23 shall be secured by a prior lien on the Trust except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04.

   (13) The phrases "supervisory services," "supervisory portfolio services" and "portfolio supervisory services" in Sections 3.18 are hereby replaced with the phrase "portfolio supervisory services and bookkeeping and administrative expenses."

   (14) Section 7.05 is hereby amended and replaced in its entirety with the following:

   Section 7.05. Compensation. The Depositor shall receive at the times set forth in Sections 3.05, 3.18, 3.23 and 4.03 as compensation for performing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services, such amount and for such periods as specified the Prospectus and/or Reference Trust Agreement. The compensation for providing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services shall be made on the basis of the largest number of units outstanding at any time during the period for which such compensation is being computed. At no time, however, will the total amount received by the Depositor for services rendered to all series of Claymore Securities Defined Portfolios in any calendar year exceed the aggregate cost to them of supplying such services in such year. Such rate may be increased by the Trustee from time to time, without the consent or approval of any Unitholder, or the Depositor, by amounts not exceeding the proportionate increase during the period from the date of such Prospectus and/or Reference Trust Agreement to the date of any such increase, in consumer prices as published either under the classification "All Services Less Rent" in the Consumer Price Index published by the United States Department of Labor or, IF such Index is no longer published, a similar index.

   In the event that any amount of the compensation paid to the Depositor pursuant to Sections 3.05, 3.18 and 3.23 and 4.03 is found to be an improper charge against a Trust, the Depositor shall reimburse the Trust in such amount. An improper charge shall be established if a final judgment or order for reimbursement of the Trust shall be rendered against the Depositor and such judgment or order shall not be effectively stayed or a final settlement is established in which the Depositor agrees to reimburse the Trust for amounts paid to the Depositor pursuant to this Section 7.05.

   (15) The first two sentences of Section 3.22 are hereby amended and replaced with the following:

   Section 3.22. Creation and Development Fee. If the Prospectus related to a Trust specifies a creation and development fee, the Trustee shall, on or immediately after the end of the initial offering period, withdraw from the Capital Account, an amount equal to the unpaid creation and development fee as of such date and credit such amount to a special non-Trust account designated by the Depositor out of which the creation and development fee will be distributed to the Depositor (the "Creation and Development Account"). The creation and development fee is the per unit amount specified in the Prospectus for the Trust.

   (16) Article III is hereby amended by adding the following section:

   Section 3.24. License Fees. If so provided in the Prospectus, the Depositor may enter into a Licensing Agreement (the "Agreement") with a licensor (the "Licensor") described in the Prospectus in which the Trust(s), as consideration for the licenses granted by the Licensor for the right to use its trademarks and trade names, intellectual property rights or for the use of databases and research owned by the Licensor, will pay a fee set forth in the Agreement to the applicable Licensor or the Depositor to reimburse the Depositor for payment of the expenses.

   If the Agreement provides for an annual license fee computed in whole or part by reference to the average daily net asset value of the Trust assets, for purpose of calculating the accrual of estimated expenses such annual fee shall accrue at a daily rate and the Trustee is authorized to compute an estimated license fee payment (i) until the Depositor has informed the Trustee that there will be no further deposits of additional Securities, by reference to an estimate of the average daily net asset value of the Trust assets which the Depositor shall provide the Trustee, (ii) thereafter and during the calendar quarter in which the last business day of the period described in clause (i) occurs, by reference to the net asset value of the Trust assets as of such last business day, and (iii) during each subsequent calendar quarter, by reference to the net asset value of the Trust assets as of the last business day of the preceding calendar quarter. The Trustee shall adjust the net asset value (Trust Fund Evaluation) as of the dates specified in the preceding sentence to account for any variation between accrual of estimated license fee and the license fee payable pursuant to the Agreement, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

   (17) Sections 2.05(a) and 2.05(b) are hereby amended and replaced in their entirety with the following:

   Section 2.05. Deposit of Additional Securities. (a) Subject to the requirements set forth below in this Section, the Depositor may, on any Business Day (the "Trade Date"), subscribe for Additional Units as follows:

   (1) Prior to the Evaluation Time defined in Section 5.01 on the Trade Date, the Depositor shall provide notice (the "Subscription Notice") to the Trustee of the Depositor's intention to subscribe for Additional Units. The Subscription Notice shall identify the Additional Securities to be acquired (unless such Additional Securities are a precise replication of the then existing portfolio) and shall either (i) specify the quantity of Additional Securities to be deposited by the Depositor on the settlement date for such subscription or (ii) instruct the Trustee to purchase Additional Securities with an aggregate cost as specified in the Subscription Notice.

   (2) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee, the number of Additional Units to be created.

   (3) Not later than the time on the settlement date for such subscription when the Trustee is to deliver the Additional Units created thereby (which time shall not be later than the time by which the Trustee is required to settle any contracts for the purchase of Additional Securities entered into by the Trustee pursuant to the instruction of the Depositor referred to in subparagraph (1) above), the Depositor shall deposit with the Trustee (i) any Additional Securities specified in the Subscription Notice (or contracts to purchase such Additional Securities together with cash or a letter of credit in the amount necessary to settle such contracts) or (ii) cash or a letter of credit in the amount equal to the aggregate cost of the Additional Securities to be purchased by the Trustee, as specified in the Subscription Notice, together with, in each case, Cash defined below. "Cash" means, as to the Capital Account, cash or other property (other than Securities) on hand in the Capital Account or receivable and to be credited to the Capital Account as of the Evaluation Time on the Business Day preceding the Trade Date (other than amounts to be distributed solely to persons other than persons receiving the distribution from the Capital Account as holders of Additional Units created by the deposit), and, as to the Income Account, cash or other property (other than Securities) received by the Trust as of the Evaluation Time on the Business Day preceding the Trade Date or receivable by the Trust in respect of dividends or other distributions declared but not received as of the Evaluation Time on the Business Day preceding the Trade Date, reduced by the amount of any cash or other property received or receivable on any Security allocable (in accordance with the Trustee's calculation of the monthly distribution from the Income Account pursuant to
Section 3.05) to a distribution made or to be made in respect of a Record Date occurring prior to the Trade Date. Each deposit made pursuant to this Section
2.05 shall replicate, to the extent practicable, the portfolio immediately prior to such deposit.

   (4) On the settlement date for a subscription, the Trustee shall, in exchange for the Securities and cash or Letter of Credit described above, issue and deliver to or on the order of the Depositor the number of Units verified by the Depositor with the Trustee. No Unit to be issued pursuant to this paragraph shall be issued or delivered unless and until Securities, cash or a Letter of Credit is received in exchange therefor and no person shall have any claim to any Unit not so issued and delivered or any interest in the Trust in respect thereof.

   (5) Any Additional Securities shall be held, administered and applied by the Trustee in the same manner as herein provided for the Securities.

   (6) The acceptance of Additional Units by the Depositor in accordance with the provisions of paragraph (a) of this Section shall be deemed a certification by the Depositor that the deposit or purchase of Additional Securities associated therewith complies with the conditions of this Section 2.05.

   (7) Notwithstanding the preceding, in the event that the Depositor's Subscription Notice shall instruct the Trustee to purchase Additional Securities in an amount which, when added to the purchase amount of all other unsettled contracts entered into by the Trustee, exceeds 25% of the value of the Securities then held (taking into account the value of contracts to purchase Securities only to the extent that there has been deposited with the Trustee cash or an irrevocable letter of credit in an amount sufficient to settle their purchase), the Depositors shall deposit with the Trustee concurrently with the Subscription Notice cash or a letter of credit in an amount such that, when added to 25% of the value of the Securities then held (determined as above) the aggregate value shall be not less than the purchase amount of the securities to be purchased pursuant to such Subscription Notice.

   (b) Instructions to purchase Additional Securities under this Section shall be in writing and shall direct the Trustee to purchase, or enter into contracts to purchase, Additional Securities; such instructions shall also specify the name, CUSIP number, if any, aggregate amount of each such Additional Security and price or range of price. If, at the time of a subsequent deposit under this Section, Securities of an Original Issue are unavailable, cannot be purchased at reasonable prices or their purchase is prohibited or restricted by applicable law, regulation or policies, in lieu of the portion of the deposit that would otherwise be represented by those Securities, the Depositor may (A) deposit (or instruct the Trustee to purchase) Securities of another Original Issue or (B) deposit cash or a letter of credit with instructions to acquire the Securities of such Original Issue when they become available.

   (18) Section 4.01(b) is replaced in its entirety by the following:

   (b) During the initial offering period such Evaluation shall be made in the following manner: if the Securities are listed on a national securities exchange or foreign securities exchange, such Evaluation shall generally be based on the last available sale price on or immediately prior to the Evaluation Time on the exchange which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as a basis for evaluation) or, if there is no such available sale price on such exchange, at the last available offer prices of the Securities. Securities not listed on the New York Stock Exchange but principally traded on the Nasdaq National Market System will be valued at Nasdaq's official close price. If the Securities are not so listed or, if so listed, the principal market therefor is other than on such exchange or there is no such available sale price on such exchange, such Evaluation shall generally be based on the following methods or any combination thereof whichever the Evaluator deems appropriate: (i) on the basis of the current offer price for comparable securities (unless the Evaluator deems such price inappropriate as a basis for evaluation), (ii) by determining the valuation of the Securities on the offer side of the market by appraisal or (iii) by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Evaluator deems such prices inappropriate as a basis for valuation). The Evaluator shall add to the Evaluation of each Security which is traded principally on a foreign securities exchange the amount of any commissions and relevant taxes associated with the acquisition of the Security. As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange immediately prior to the Evaluation Time. For each Evaluation, the Evaluator shall also confirm and furnish to the Trustee and the Depositor, on the basis of the information furnished to the Evaluator by the Trustee as to the value of all Trust assets other than Securities, the calculation of the Trust Fund Evaluation to be computed pursuant to Section 5.01.

   (19) Section 4.01(c) is replaced in its entirety by the following:

   (c) For purposes of the Trust Fund Evaluations required by Section 5.01 in determining Redemption Value and Unit Value and for secondary market purchases, Evaluation of the Securities shall be made in the manner described in 4.01(b), on the basis of the last available bid prices of the Securities (rather than offer prices), except in those cases in which the Securities are listed on a national securities exchange or a foreign securities exchange and the last available sale prices are utilized. In addition, with respect to each Security which is traded principally on a foreign securities exchange, the Evaluator shall (i) not make the addition specified in the fourth sentence of Section 4.01(b) and (ii) shall reduce the Evaluation of each Security by the amount of any liquidation costs (other than brokerage costs incurred on any national securities exchange) and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation.

   (20) Section 9.05 is hereby revised to read as follows:

   Section 9.05. Written Notice. Any notice, demand, direction or instruction to be given to the Depositor, Evaluator or Supervisor hereunder shall be in writing and shall be duly given if mailed or delivered to the Depositor, 2455 Corporate West Drive, Lisle, Illinois 60532, or at such other address as shall be specified by the Depositor to the other parties hereto in writing.

   (21) The second paragraph of Section 6.02 is replaced in its entirety as follows:

   An audit of the accounts of each Trust shall not be conducted unless the Depositor determines that such an audit is required. In the event that the Depositor determines that an audit is required, the accounts of each Trust shall be audited not less than annually by independent public accountants designated from time to time by the Depositor and reports of such accountants shall be furnished by the Trustee, upon request, to Unitholders. The Trustee, however, in connection with any such audits shall not be obligated to use Trust assets to pay for such audits in excess of the amounts, if any, indicated in the Prospectus relating to such Trust. The Trustee shall maintain and provide, upon the request of a Unitholder or the Depositor, the Unitholders' or the Unitholder's designated representative with the cost basis of the Securities represented by the Unitholder's Units.

   (22) The first paragraph of Section 6.04 is replaced in its entirety as follows:

   Section 6.04. Compensation. Subject to the provisions of Section 3.14 hereof, the Trustee shall receive at the times set forth in Section 3.05, as compensation for performing ordinary normal recurring services under this Indenture, an amount calculated at the annual compensation rate stated in the Prospectus. The Trustee shall charge a pro rated portion of its annual fee at the times specified in Section 3.05, which pro rated portion shall be calculated on the basis of the largest number of Units in such Trust at any time during the primary offering period. After the primary offering period has terminated, the fee shall accrue daily and be based on the number of Units outstanding on the first business day of each calendar year in which the fee is calculated or the number of Units outstanding at the end of the primary offering period, as appropriate. The Trustee may from time to time adjust its compensation as set forth above, provided that total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent," or, if such index shall cease to be published, then as measured by the available index most nearly comparable to such index. The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase, however, the consent of the Depositor shall be required. Such compensation shall be charged by the Trustee against the Income and Capital Accounts of each Trust; provided, however, that such compensation shall be deemed to provide only for the usual, normal and proper functions undertaken as Trustee pursuant to this Indenture.

   (23) Section 2.03 is hereby amended and replaced in its entirety with the following:

   Section 2.03. Issuance of Units. By executing the Reference Trust Agreement and receipt for deposited Securities, the Trustee will thereby acknowledge receipt of the deposit of the Securities listed in the Schedules to the Reference Trust Agreement and referred to in Section 2.01 hereof, and simultaneously with the receipt of said deposit, has recorded on its books the ownership, by the Depositor or such other person or persons as may be indicated by the Depositor, of the aggregate number of Units specified in the Reference Trust Agreement and has delivered, or on the order of the Depositor will deliver, in exchange for such Securities, cash or a Letter of Credit, documentation evidencing the ownership of the number of Units specified or, if requested by the Depositor, the ownership by DTC of all such Units and will cause such Units to be credited at DTC to the account of the Depositor or, pursuant to the Depositor's direction and as hereafter provided, the account of the issuer of the Letter of Credit referred to in Section 2.01. The number of Units in a Trust may be increased through a split of the Units or decreased through a reverse split thereof, as directed by the Depositor, on any day on which the Depositor is the only Unitholder of such Trust, which revised number of Units shall be recorded by the Trustee on its books. Effective as of the Evaluation Time on February 20, 2008, in the event that the aggregate value of Securities in the Trust has increased since the evaluation on February 19, 2008, the Trustee shall issue such number of additional Units to the Unitholder of outstanding Units as of the close of business on February 20, 2008, that the price per Unit computed as of the Evaluation Time on February 20, 2008, plus the maximum applicable sales charge shall equal approximately $10 per Unit (based on the number of Units outstanding as of said Evaluation Time, including the additional Units issued pursuant to this sentence); in the event that the aggregate value of Securities in the Trust Fund has decreased since the evaluation on February 19, 2008, there will be a reverse split of the outstanding Units, and said Unitholder will surrender to the Trustee for cancellation such number of Units, that the price per Unit computed as of the Evaluation Time on February 20, 2008, plus the maximum applicable sales charge shall equal approximately $10 per Unit (based on the number of Units outstanding as of said Evaluation Time, reflecting cancellation of Units pursuant to this sentence). The Trustee hereby agrees that on the date of any deposit of additional Securities pursuant to Section 2.05 it shall acknowledge that the additional Securities identified therein have been deposited with it by recording on its books the ownership, by the Depositor or such other person or persons as may be indicated by the Depositor, of the aggregate number of Units to be issued in respect of such additional Securities so deposited.

   (24) Section 2.01 is hereby amended and replaced in its entirety with the following:

   Section 2.01. Deposit of Securities. The Depositor, on the date of the Reference Trust Agreement, has deposited with the Trustee in trust the Securities and contracts (or cash or a Letter of Credit in the amount necessary to settle any contracts for the purchase of Securities entered into by the Trustee pursuant to the instructions of the Depositor) for the purchase of Contract Securities listed in the Schedules to the Reference Trust Agreement in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form or Contract Securities relating to such Securities to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver the Securities listed on said Schedules which were not actually delivered concurrently with the execution and delivery of the Reference Trust Agreement and which were represented by Contract Securities to the Trustee within 10 calendar days after said execution and delivery (the "Delivery Period"). In the event that the purchase of Contract Securities pursuant to any contract shall not be consummated in accordance with said contract or if the Securities represented by Contract Securities are not delivered to a Trust in accordance with this Section 2.01 and the moneys, or, if applicable, the moneys drawn on the Letter of Credit, deposited by the Depositor are not utilized for Section 3.17 purchases of Replacement Securities, such funds, to the extent of the purchase price of Failed Contract Securities for which no Replacement Security were acquired pursuant to Section 3.17, plus all amounts described in the next succeeding sentence, shall be credited to the Capital Account and distributed pursuant to Section 3.05 to Unitholders of record as of the Income Account Record Date next following the failure of consummation of such purchase. The Depositor shall cause to be refunded to each Unitholder his pro rata portion of the sales charge levied on the sale of Units to such Unitholder attributable to such Failed Contract Security. Any amounts remaining from moneys drawn on the Letter of Credit which are not used to purchase Replacement Securities or are not used to provide refunds to Unitholders shall be paid to the Depositor. The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the Securities and Exchange Commission or in a book entry system operated by the Federal Reserve Board.

   (25) The first two sentences in the first paragraph of Section 3.11 are hereby deleted and replaced in their entirety with the following:

   In the event that an offer by the issuer of any of the Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee will, at the direction of the Depositor, accept or reject such offer or vote for or against any offer to new or exchanged securities or property in exchange for a Trust Security. Should any issuance, exchange or substitution be effected, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property.

   (26) Section 3.05 is hereby amended by adding the following as subsection
(c):

   (c) Notwithstanding the foregoing, if a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code, the Trustee may make such additional distributions to Unitholders as shall be determined by the Depositor or such agent as the Depositor shall designate to be necessary or desirable to maintain the status of each Trust as a regulated investment company or to avoid imposition of any income or excise taxes on undistributed income of the Trust. The Trustee shall be authorized to rely conclusively upon the direction, and shall have no duty to make any additional distributions from a Trust in the absence of such direction. The Trustee shall have no liability for any tax or other liability incurred by reason of action or inaction resulting from such direction. The fees of such agent designated by the Depositor shall be an expense of the Trust reimbursable to the Trustee in accordance with Section 6.04.

   (27) Section 9.01 is hereby amended by adding the following as subsection
(d):

   (d) If a Trust has elected to be treated as a "regulated investment company" as defined in the Internal Revenue Code and notwithstanding Section 9.01(a), this Indenture may be amended from time to time by the Depositor and the Trustee without the consent of any of the Unitholders (1) to cure any ambiguity or to correct or supplement any provisions contained herein which may be defective or inconsistent with any other provision contained herein; (2) to change any provision hereof as may be required by the Securities and Exchange Commission or any successor governmental agency exercising similar authority; (3) to make such amendments as may be necessary for each Trust to continue to qualify as a regulated investment company for federal income tax purposes; or (4) to make such other provisions in regard to matters or questions arising hereunder as shall not materially adversely affect the interest of the Unitholders (as determined in good faith by the Depositor and the Trustee). This Indenture may also be amended from time to time by the Depositor and the Trustee (or the performance of any of the provisions of this Indenture may be waived) with the consent of holders of Units representing 66-2/3% of the Units at the time outstanding under the Trust Indenture of the individual Trust or Trusts affected for the purpose of adding any provisions of this Indenture or of materially modifying in any manner the rights of the holders of Units of such Trust or Trusts; provided, however, that in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture or (3) adversely affect the characterization of a Trust as a regulated investment company for federal income tax purposes; provided, further, that the consent of 100% of the Unitholders of any individual Trust is required to amend this Indenture (1) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain amendments and (2) to reduce the interest in such Trust represented by any Units of such Trust.

   Promptly after the execution of any amendment requiring the consent of the Unitholders or any of any other amendment if directed by the Depositor, the Trustee shall furnish written notification of the substance of such amendment to each Unitholder then of record affected thereby.

   It shall not be necessary for the consent of Unitholders under this Section
9.01 or under Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Unitholders shall be subject to such reasonable regulations as the Trustee may prescribe.

   (28) Section 3.01 is hereby amended by as follows:

   Section 3.01. Initial Costs. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust and sale of the Trust Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this Section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, or after six months, at the discretion of the Depositor, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Capital Account as further set forth in Section 3.03, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor but not in excess of the estimated per-Unit amount set forth in the Prospectus multiplied by the number of Units outstanding as of the conclusion of the primary offering period. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. Securities sold or distributed to the Depositor to reimburse the Depositor pursuant to this Section shall be sold or distributed by the Trustee to the extent practicable, in the percentage ratio then existing (unless the Trust elects to be treated as a "regulated investment company" as defined in the United States Internal Revenue Code (the "Internal Revenue Code"), in which case sales or distributions by the Trustee shall be made in accordance with the instructions of the Depositor or its designees). The reimbursement provided for in this Section shall be for the account of the Unitholders of record at the conclusion of the primary offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section shall be held and administered as assets of the Trust for all purposes hereunder. The Depositor shall deliver to the Trustee any cash identified in the Statement of Financial Condition of the Trust included in the Prospectus not later than the First Settlement Date and the Depositor's obligation to make such delivery shall be secured by the Letter of Credit deposited pursuant to Section 2.01. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be held by the Trustee, without interest, and reserved for such purpose and, accordingly, prior to the conclusion of the primary offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the conclusion of the primary offering period, the Trustee shall pay to the Unitholder, in addition to the Redemption Price of the tendered Units, an amount equal to the estimated per-Unit cost of organizing the Trust and the sale of Trust Units set forth in the Prospectus multiplied by the number of Units tendered for redemption; to the extent the cash on hand in the Trust is insufficient for such payment, the Trustee shall have the power to sell Securities in accordance with Section 5.02. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, Securities and Exchange Commission and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the costs of a portfolio consultant, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.

   (29) Section 9.01(a)(iii) is hereby amended as follows:

   (a)(iii) to make such other provision regarding matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders; provided, however, that in no event may any amendment be made which would adversely affect the status of a Trust for federal income tax purposes.

   (30) Notwithstanding the foregoing, no In Kind Distribution requests made pursuant to Section 5.02 and submitted during the 30 business days prior to the trust's Mandatory Termination Date will be honored. In addition, no unitholder will be eligible for an In Kind Distribution of securities pursuant to Section 9.02.

   (31) Notwithstanding anything to the contrary in the Standard Terms and Conditions of the Trust, Section 3.07 shall be amended to add the following immediately after Section 3.07(a)(ix):

   (x) that as a result of the ownership of a Security, the trust or its Unitholders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297(a) of the Internal Revenue Code;

   (xi) that such sale is desirable because a Security is determined to be taxed as a partnership for U.S. Federal tax purposes.

   (32) Section 3.15 is hereby deleted and replaced in its entirety with the following:

   Section 3.15. Regulated Investment Company Election. If so provided in the Prospectus for a Trust Fund, such Trust Fund elects to be treated and to qualify as a "regulated investment company" as defined in the Internal Revenue Code, and the Trustee is hereby directed to make such elections, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification. In addition, the Trustee is authorized to take any actions necessary to allow a Trust Fund to qualify as a regulated investment company.

   (33) Sections 3.07(a)(viii) and 3.07(a)(ix) are hereby deleted and replaced as follows:

   (viii) that the sale of Securities is necessary or advisable: (i) in order to maintain the qualification of the Trust as a regulated investment company; or
(ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in the Trust; or

   (ix) the Depositor or its designee determines that such sale is appropriate.

   This Reference Trust Agreement shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

   IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust Agreement to be duly executed.


                      CLAYMORE SECURITIES, INC., DEPOSITOR

                             By /s/ Nicholas Dalmaso
             ------------------------------------------------------
                          Senior Managing Director and
                          Chief Administrative Officer


                          THE BANK OF NEW YORK, TRUSTEE

                               By /s/ John Profeta
              ----------------------------------------------------
                                 Vice President


                                   SCHEDULE A

                         SECURITIES INITIALLY DEPOSITED

               CLAYMORE SECURITIES DEFINED PORTFOLIOS, SERIES 467

        (Note: Incorporated herein and made a part hereof are the "Trust
                 Portfolio(s)" as set forth in the Prospectus.)